Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-47019 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 28,2019, appearing in this Annual Report on Form 11-K of Baxter International Inc. and Subsidiaries Incentive Investment Plan for the year ended December 31, 2018.

/s/ Crowe LLP

Oak Brook, Illinois

June 28, 2019